Exhibit 99.1

SUNEDISON ANNOUNCES PROPOSED OFFERING

OF $750 MILLION OF CONVERTIBLE SENIOR NOTES

MARYLAND HEIGHTS, Mo., May 11, 2015 – SunEdison, Inc. (the “Company”) (NYSE: SUNE), announced today that it intends to offer, subject to market and other conditions, $375 million aggregate principal amount of convertible senior notes due 2023 (the “2023 notes”) and $375 million aggregate principal amount of convertible senior notes due 2025 (the “2025 notes” and, together with the 2023 notes, the “notes”) in a private placement. The notes will be offered by the initial purchasers only to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended. The Company also intends to grant to the initial purchasers a 30-day option to purchase up to an additional $75 million aggregate principal amount of the 2023 notes and up to an additional $75 million aggregate principal amount of the 2025 notes, on the same terms and conditions.

The Company intends to use the net proceeds from this offering to (i) fund M&A to enhance size and value of future emerging markets vehicle, (ii) create a warehouse facility to acquire and hold operating assets for future dropdowns, (iii) fund the cost of the capped call transactions described below, (iv) optimize materials business, (v) retire indebtedness and (vi) for other general corporate purposes.

The notes will be senior unsecured obligations of the Company. The notes will be convertible, subject to certain conditions, into cash, shares of common stock of the Company or a combination thereof, at the Company’s option. The 2023 notes and the 2025 notes will mature on June 1, 2023 and June 1, 2025, respectively, unless earlier converted or purchased. The interest rate, conversion rate, conversion price and other terms of the notes will be determined at the time of pricing of the offering.

The Company expects to enter into capped call transactions with one or more initial purchasers (or their respective affiliates) and/or one or more other financial institutions (the “option counterparties”). These capped call transactions are expected to reduce the potential dilution with respect to the Company’s common stock upon conversion of the notes and/or offset any cash payments the Company is required to make in excess of the principal amount of converted notes, as the case may be, upon any conversion of notes in the event that the market price of the Company’s common stock is greater than the strike price of the capped call transactions, with such reduction of potential dilution or offset of cash payments subject to a cap based on the cap price of the capped call transactions. If the initial purchasers exercise their option to purchase additional notes, the Company may enter into additional capped call transactions.

The Company has been advised that, in connection with establishing their initial hedge positions with respect to the capped call transactions, the option counterparties and/or their affiliates expect to enter into various derivative transactions with respect to the Company’s common stock concurrently with, or shortly after, the pricing of the notes. These hedging activities could increase (or reduce the size of any decrease in) the market price of the Company’s common stock or the notes.

In addition, the option counterparties and/or their affiliates may modify their hedge positions by entering into or unwinding various over-the-counter derivatives with respect to the Company’s common stock and/or purchasing or selling common stock or other securities of the Company in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during the conversion period related to any conversion of notes or following any repurchase of notes by the Company on any fundamental change purchase date or otherwise). The effect, if any, of these transactions and activities on the market price of the Company’s common stock and the trading prices of the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the market price of the Company’s common stock and the trading prices of the notes and, as a result, the value received upon the conversion of the notes and, under certain circumstances, the ability to convert the notes into cash and shares of the Company’s common stock, if any.

The notes, and any shares of the Company’s common stock issuable upon conversion of the notes, have not been and will not be registered under the Securities Act, or any state securities law, and may not be offered or sold in the United States or to, or for the account or benefit of, any U.S. persons absent registration under the Securities Act, except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, including the notes or any shares of the Company’s common stock issuable upon conversion of the notes, nor shall there be any offer, solicitation or sale of any securities, including any notes or any shares of the Company’s common stock issuable upon conversion of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About SunEdison

SunEdison is the world’s largest renewable energy development company and is transforming the way energy is generated, distributed, and owned around the globe. The company develops, finances, installs, owns and operates renewable power plants, delivering predictably priced electricity to its residential, commercial, government and utility customers. SunEdison is one of the world’s largest renewable energy asset managers and provides customers with asset management, operations and maintenance, monitoring and reporting services. Corporate headquarters are in the United States with additional offices and technology manufacturing around the world. SunEdison’s common stock is listed on the New York Stock Exchange under the symbol “SUNE.”

Forward-Looking Statements

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward looking” statements include statements relating to, among other things, the proposed public offering of the convertible senior notes, the expected use of the net proceeds and SunEdison’s plans to enter into privately negotiated capped call transactions. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The forward-looking statements in this press release speak only as of the date of this press release and are subject to uncertainty and changes. Given these circumstances, you should not place undue reliance on these forward-looking statements. SunEdison expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Contacts:

Media:

Tory Patterson

Grayling for SunEdison

SunEdison@grayling.com

(619) 269-9518

Investors/Analysts:

R. Phelps Morris

SunEdison

pmorris@sunedison.com

(314) 770-7325